FIRST AMENDMENT TO

INVESTMENT SUBADVISORY

AGREEMENT

This FIRST AMENDMENT is made as of November 28, 2026 by and between GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation (the “Adviser”), NORTHERN TRUST INVESTMENTS, Inc., an Illinois Bank with trust powers. (the “Subadviser”), and GREEN CENTURY FUNDS, a Massachusetts business trust (the “Trust”), on behalf of the Green Century International Fund (formerly, Green Century MSCI International Index Fund).

WITNESSETH:

WHEREAS, the Adviser, the Subadviser and the Trust are parties to that certain Investment Subadvisory Agreement, dated as of September 30, 2016 (the “Agreement”); and

WHEREAS, the Adviser, the Subadviser and the Trust wish to amend the Agreement in order to reflect a reduction in the compensation payable to the Subadviser provided thereunder with respect to the Green Century International Fund (the “International Fund”);

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Adviser, the Subadviser and the Trust do hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment without definition shall have the respective meanings assigned to them in the Agreement

SECTION 2. Amendment. Section 4 of the Agreement is hereby amended by deleting such Section 4 thereof in its entirety, and substituting therefore the following:

The Adviser agrees to pay the Subadviser as full compensation for the services to be rendered and the expenses to be borne by the Subadviser a fee equal on an annual basis of the greater of $100,000 or 0.12% of the value of the average daily net assets of the International Fund up to but not including $50 million, 0.09% of the average daily net assets of the International Fund from and including $50 million up to but not including $100 million, and 0.08% of the average daily net assets of the International Fund equal to or in excess of $100 million. Such fee shall be accrued daily and payable following the end of each calendar quarter.

The “average daily net assets” of the International Fund shall mean the average of the values placed on the International Fund’s net assets as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on each day on which the net asset value of the Trust is determined consistent with the provisions of Rule 22-1 under the 1940 Act. The value of the net assets of the International Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the International Fund’s then current prospectus and statement of additional information. If the determination of net asset value does not take place for any particular day, then for the purposes of this

Section 4, the value of the net assets of the International Fund last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the International Fund’s portfolio may be lawfully determined on that day. If the Trust determines the value of the net assets of the International Fund more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

SECTION 3. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Agreement. The headings of the sections of this Amendment are inserted for convenience of reference only and shall not be deemed a part hereof. A Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts. Pursuant to the Trust’s Declaration of Trust, the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the International Fund personally, but bind only the property of the International Fund.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first above written.

GREEN CENTURY FUNDS, ON BEHALF OF THE GREEN CENTURY INTERNATIONAL FUND

/s/ Leslie Samuelrich
Leslie Samuelrich President

NORTHERN TRUST INVESTMENTS, Inc.

/s/ Pat Gaskin
Pat Gaskin Senior Vice President

GREEN CENTIJRY CAPITAL MANAGEMENT, INC.

/s/ Leslie Samuelrich
Leslie Samuelrich President